Exhibit 99.1

News Release
Contact:   Walt Standish, (843) 916-7813
                   Dick Burch, (843) 916-7806

FOR IMMEDIATE RELEASE

Beach First National Bank Announces 3 for 2 Stock Split

Myrtle Beach, SC, April 21, 2004 – Beach First National Bancshares, Inc., parent of Beach First National Bank, today announced that its board of directors has declared a 3 for 2 stock split on the company’s common stock in the form of a 50% stock dividend. The stock dividend will be payable June 2, 2004, to shareholders of record as of May 12, 2004.

Shareholders of record will receive one additional share for every two shares held as of the close of business on the record date. Fractional shares resulting from the stock split will be paid in cash based on the closing price as of the record date of May 12, 2004.

As a result of the common stock dividend, earnings per share will be retroactively restated for all previous periods. As restated, earnings per share for the three months ended March 31, 2004, were $0.15 per share, compared to $0.10 for the same period a year ago.

Walt Standish, Beach First National president and chief executive officer, said, “We are pleased with Beach First National Bank’s strong financial performance in recent years. In 2003, the bank marked its fifth consecutive year in which earnings grew by at least 20%, and its first year in which net income rose to more than $1 million. We have strong locations staffed with experienced, knowledgeable professionals, in one of the fastest growing areas in the country, and our community bank philosophy has resonated with both customers and investors alike. We deeply appreciate our shareholders’ investment in our company and thank them for their continued support.”

Beach First National Bancshares, Inc., is the parent of Beach First National Bank, a $185 million financial institution headquartered in Myrtle Beach. The bank operates additional offices in Surfside Beach, North Myrtle Beach, and Hilton Head Island, and will open a fifth location in Pawleys Island this summer. Beach First offers a full line of banking products and services, including NetTeller internet banking.

Stock Trading Information

The common stock of Beach First National Bancshares, Inc. is traded under the symbol “BFNB” on the Over-The-Counter Bulletin Board. The company’s stock is available for trade through retail brokers. For more information, contact Richard N. Burch, Senior Vice President and Chief Financial Officer, Beach First National Bank, 1550 Oak Street, Myrtle Beach, SC 29577, (843) 916.7806, dburch@beachfirst.com.

Shareholder Services

Shareholders desiring to change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts, should contact the Transfer Agent, First Citizens Bank & Trust Company of South Carolina, 1230 Main Street, P.O. Box 29, Columbia, SC 29201, (803) 771-8700.

Investor Relations

Analysts, investors, and others seeking financial information should contact: Richard N. Burch, Senior Vice President and Chief Financial Officer, Beach First National Bank, 1550 Oak Street, Myrtle Beach, SC 29577, (843) 916.7806, dburch@beachfirst.com.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.